Exhibit 23(a)


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-48164 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-89685 on Form S-8, Registration Statement No. 333-49920 on Form S-3, Registration Statement No. 333-47910 on Form S-3, and Registration Statement No. 333-52328 on Form S-8 of Progress Energy, Inc. of our report dated February 15, 2001, appearing in this Annual Report on Form 10-K of Progress Energy, Inc. for the year ended December 31, 2000.

We also consent to the incorporation by reference in Registration Statement No. 333-69237 of Carolina Power & Light Company on Form S-3 of our report dated February 15, 2001, appearing in this Annual Report on Form 10-K of Carolina Power and Light Company for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Raleigh, North Carolina
March 28, 2001